Exhibit 99.1

REALTY INCOME NAMES JOHN P. CASE TO SUCCEED TOM A. LEWIS AS CHIEF EXECUTIVE OFFICER
Mr. Case Appointed to the Company’s Board of Directors
Mr. Lewis to Remain As Vice Chairman of the Board

ESCONDIDO, CALIFORNIA, September 3, 2013....Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE:O) today announced that its Board of Directors has appointed John P. Case to the position of Chief Executive Officer of the company. Mr. Case, who has served as President and Chief Investment Officer, succeeds Tom A. Lewis, who decided to retire as the company’s CEO. Mr. Lewis, who had been CEO since 1997, will remain at the company until early next year to assist with the transition, and will continue to serve as Vice Chairman of the company’s Board of Directors. With this appointment, Mr. Case becomes only the third CEO in Realty Income’s 44-year history.

Mr. Case has worked closely with Mr. Lewis on the company’s long-term corporate strategy and operational structure. Over the last few years, Mr. Case has also been responsible for implementing the company’s expanded acquisitions strategy focused on increasing the size, quality and diversity of its real estate portfolio. During this period, the company has acquired more than 1,500 single-tenant, net-leased properties, for approximately $7 billion. These acquisitions have meaningfully increased the diversification and quality of Realty Income’s portfolio, while significantly increasing revenue, earnings and dividends to its shareholders.

Prior to joining Realty Income, Mr. Case served for 19 years as a New York-based real estate investment banker, most recently as Co-Head of Real Estate Investment Banking for RBC Capital Markets, where he also served on the firm’s Global Investment Banking Management Committee. Prior to joining RBC, he was Co-Head of America’s Real Estate Investment Banking at UBS. He began his career in Real Estate Investment Banking at Merrill Lynch, where he worked for 13 years, and was named a Managing Director in 2000. During Mr. Case’s career, he was responsible for more than $100 billion in real estate capital markets and advisory transactions. Mr. Case graduated from Washington and Lee University, with a Bachelor of Arts degree in Economics, and the Darden School of Business at the University of Virginia, with a Masters in Business Administration.

Mr. Case has been extensively involved in the broader real estate industry, having served as an Associate on the National Association of Real Estate Investment Trusts (NAREIT) Board of Governors, as a member of the Board of Directors of the National Multi-Housing Council (NMHC) from 2001 to 2009, serving on the Executive Committee from 2002 to 2004, as a member of the Real Estate Roundtable from 2009 to 2010, and as a member of the Urban Land Institute from 2003 to 2010. He is currently a member of The President’s Council of The Real Estate Roundtable, NAREIT, and the International Council of Shopping Centers (ICSC).

Commenting on the change in leadership, Michael D. McKee, Independent Chairman of the Board of Directors of Realty Income stated, “Tom Lewis has led our company as CEO for 16 years with distinction, integrity and creativity. He has now led us through a textbook succession process and we expect a smooth transition. We are enormously grateful for Tom’s leadership during such a long period of sustained growth. We now look forward with great anticipation to working closely with John to continue the execution of our business plan and extend the legacy of success at The Monthly Dividend Company®.”

John P. Case commented on his appointment saying, “I am honored to have been selected by our Board of Directors to serve as the Chief Executive Officer of Realty Income. I am optimistic about the future of our company and look forward to continuing to perform at industry leading standards in the years to come. I would also like to recognize the remarkable achievements of Realty Income under the leadership of Tom Lewis during his 16-year term as CEO. I have enjoyed working closely with Tom since I joined the company, executing our business strategy.”

Realty Income Corporation, 600 La Terraza Blvd., Escondido, CA 92025   (760) 741-2111  Fax (760) 741-8617

Commenting on Mr. Case’s selection to succeed him as CEO, Tom stated, “I am extremely pleased that John is taking on the CEO position and will be leading the company in the coming years. I have known and worked with John for more than 15 years in various roles as an external advisor and investment banker, as our Executive Vice President and Chief Investment Officer, and most recently as our President. His contribution to the growth of the company in recent years has been outstanding, and I am sure he will bring the same vision, creativity and energy to his new role. I can’t think of a better person to generate my own monthly dividends in the coming years!”

Under Mr. Lewis’ leadership as Chief Executive Officer from 1997 through the second quarter of 2013, the company’s total enterprise value grew from $619 million to $12.9 billion, its portfolio of real estate assets grew from 740 properties to 3,681 properties, the company paid over 200 consecutive monthly dividends and increased its dividend 70 times, growing the dividend from $0.95 per share to $2.179 per share. During this 16-year period, shareholders enjoyed a compounded average annual return of 15.4%, assuming the reinvestment of dividends.

Realty Income, The Monthly Dividend Company®, is a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date, the company has paid 517 consecutive common stock monthly dividends throughout its 44-year operating history and increased the dividend 72 times since Realty Income’s listing on the New York Stock Exchange in 1994. The monthly dividend is supported by the cash flow from over 3,600 commercial properties owned under long-term lease agreements with leading retail chains and other commercial enterprises. The company is an active buyer of net-leased properties nationwide.

Realty Income Performance vs. Major Stock Indices

	Realty Income			Equity REIT Index(1)			Dow Jones Industrial Average			S&P 500			NASDAQ Composite
	Dividend Yield	Total Return(2)		Dividend Yield	Total Return(3)		Dividend Yield	Total Return(3)		Dividend Yield	Total Return(3)		Dividend Yield	Total Return(4)

10/18 to 12/31/94	10.5%	10.8%		7.7%	0.0%		2.9%	(1.6%	)	2.9%	(1.2%	)	0.5%	(1.7%	)
1995	8.3%	42.0%		7.4%	15.3%		2.4%	36.9%		2.3%	37.6%		0.6%	39.9%
1996	7.9%	15.4%		6.1%	35.3%		2.2%	28.9%		2.0%	23.0%		0.2%	22.7%
1997	7.5%	14.5%		5.5%	20.3%		1.8%	24.9%		1.6%	33.4%		0.5%	21.6%
1998	8.2%	5.5%		7.5%	(17.5%	)	1.7%	18.1%		1.3%	28.6%		0.3%	39.6%
1999	10.5%	(8.7%	)	8.7%	(4.6%	)	1.3%	27.2%		1.1%	21.0%		0.2%	85.6%
2000	8.9%	31.2%		7.5%	26.4%		1.5%	(4.7%	)	1.2%	(9.1%	)	0.3%	(39.3%	)
2001	7.8%	27.2%		7.1%	13.9%		1.9%	(5.5%	)	1.4%	(11.9%	)	0.3%	(21.1%	)
2002	6.7%	26.9%		7.1%	3.8%		2.6%	(15.0%	)	1.9%	(22.1%	)	0.5%	(31.5%	)
2003	6.0%	21.0%		5.5%	37.1%		2.3%	28.3%		1.8%	28.7%		0.6%	50.0%
2004	5.2%	32.7%		4.7%	31.6%		2.2%	5.6%		1.8%	10.9%		0.6%	8.6%
2005	6.5%	(9.2%	)	4.6%	12.2%		2.6%	1.7%		1.9%	4.9%		0.9%	1.4%
2006	5.5%	34.8%		3.7%	35.1%		2.5%	19.0%		1.9%	15.8%		0.8%	9.5%
2007	6.1%	3.2%		4.9%	(15.7%	)	2.7%	8.8%		2.1%	5.5%		0.8%	9.8%
2008	7.3%	(8.2%	)	7.6%	(37.7%	)	3.6%	(31.8%	)	3.2%	(37.0%	)	1.3%	(40.5%	)
2009	6.6%	19.3%		3.7%	28.0%		2.6%	22.6%		2.0%	26.5%		1.0%	43.9%
2010	5.1%	38.6%		3.5%	27.9%		2.6%	14.0%		1.9%	15.1%		1.2%	16.9%
2011	5.0%	7.3%		3.8%	8.3%		2.8%	8.3%		2.3%	2.1%		1.3%	(1.8%	)
2012	4.5%	20.1%		3.5%	19.7%		3.0%	10.2%		2.5%	16.0%		2.6%	15.9%
YTD Q2 2013	5.2%	6.9%		3.5%	5.8%		2.5%	15.2%		2.2%	13.8%		1.4%	12.7%

Compounded
Average Annual
Total Return(5)		17.3%			11.1%			9.9%			8.9%			8.3%

Note: All of these dividend yields are calculated as annualized dividends based on last dividend paid in applicable time period divided by the closing price as of period end. Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream/Thomson Financial.

(1)          FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)          Calculated as the difference between the closing stock price as of period end, less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends.

(3)          Includes reinvestment of dividends. Sources: NAREIT website and Factset.

(4)          Price only index, does not include dividends. Source: Factset.

(5)          All of these Compounded Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through June 30, 2013, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.

Note to Editors:

Realty Income press releases are available on the Internet at www.realtyincome.com/invest/newsroom-library/press-releases.shtml.